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                                                                  EXHIBIT 99

                         MERITAGE HOSPITALITY GROUP INC.
                       1971 EAST BELTLINE, N.E., SUITE 200
                             GRAND RAPIDS, MI 49525

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                            TELEPHONE: (616) 776-2600
                            FACSIMILE: (616) 776-2776
                           WWW.MERITAGEHOSPITALITY.COM

FOR IMMEDIATE RELEASE
CONTACT:
Robert E. Schermer, Jr.
Chief Executive Officer
Meritage Hospitality Group Inc.
616/776-2600


        MERITAGE SIGNS NATION'S FIRST O'CHARLEY'S FRANCHISEE DEVELOPMENT
           AGREEMENT FOR THE STATE OF MICHIGAN AND COMPLETES INITIAL
                       TRANCHE OF PRIVATE EQUITY OFFERING
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         GRAND RAPIDS, Michigan, December 29, 2003. Meritage Hospitality Group
Inc. (AMEX: MHG), the nation's only publicly traded Wendy's franchisee, today announced that it signed the nation's first development agreement with O'Charley's, Inc. Under the agreement, Meritage has the exclusive right to develop O'Charley's restaurants in the State of Michigan. The Company will initially develop 15 restaurants under the terms of the agreement. O'Charley's is regarded as a leader in food quality in the casual restaurant segment, and currently operates 206 restaurants in 16 states in the Southeast and Midwest. A typical O'Charley's restaurant is a free-standing brick building containing 6,790 square feet and seating for 275 customers, including 52 bar seats.

         Meritage's Chief Executive Officer, Robert E. Schermer, Jr., said, "Having an exclusive O'Charley's development agreement covering the State of Michigan and a proven management team, we are well positioned to take advantage of this significant opportunity in the casual dining segment. I believe O'Charley's selected Meritage to roll out its concept in Michigan in part because of their respect for our track record in developing Wendy's stores. On average, Meritage opened a new Wendy's restaurant every eight weeks for the last four consecutive years, and now operates 48 units - 37 of which the Company owns both the land and building. During that same period, Meritage extensively remodeled its older stores, and improved operations to the point where Meritage is currently ranked among the best in the entire Wendy's system. The Company's $50 million core business will provide a solid infrastructure for the roll out of O'Charley's restaurants."


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         Meritage initiated a private placement offering to raise capital to fund its expansion into the casual dining segment. To date, the Company has closed on $4.5 million, and estimates the total proceeds from its private offering will be $7.5 million of which approximately $4.8 million will be used to develop O'Charley's restaurants. In addition, the Company has a $6.3 million financing commitment from GE Capital Franchise Finance and a new $2.6 million credit facility with Standard Federal Bank. Mr. Schermer added, "Meritage is adequately capitalized for the future rollout of O'Charley's restaurants in Michigan, and it is now a matter of execution which is where I believe our team is at its best. Our mission, simply stated, is to become the `Midwest's Premier Franchise Operator'."

         Meritage currently operates 48 "Wendy's Old Fashioned Hamburgers" restaurants throughout Western and Southern Michigan serving 7.0 million customers annually. The Company has been one of the fastest growing Wendy's franchisees within the Wendy's franchise system for the past three years. The Wendy's franchise system is the third largest quick-service restaurant hamburger chain in the world with more than 6,375 restaurants and system-wide sales in excess of $7.1 billion. Wendy's is the leading national, high quality hamburger concept in the quick-service restaurant category.


         SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

         Certain statements contained in this report that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward-looking statement may also be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions, and by the context in which they are issued. Such statements are based upon current expectations and speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

         Statements concerning expected financial performance, on-going business strategies and actions which the Company intends to pursue to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance to differ materially from these forward looking statements include, without limitation, competition; changes in local and national economic conditions; changes in consumer tastes and views about the food that the Company serves; severe weather; changes in travel patterns; increases in food, labor and energy costs; the availability and cost of suitable restaurant sites; the ability to finance expansion; fluctuating interest rates; fluctuating insurance rates; the availability of adequate employees; directives issued by the franchisor; the general reputation of the franchisor's restaurants; and the recurring need for renovation and capital improvements. Also, the Company is subject to extensive government regulations relating to, among other things, zoning, minimum wage, public health certification, liquor licensing and the operation of its restaurants. Because the Company's operations are concentrated in the state of Michigan, a marked decline in the Michigan economy could adversely affect its operations.